Exhibit 10. 1
Consulting Agreement
This Consulting Agreement (the “Agreement”) between Molecular Diagnostics, Inc. dba CytoCore Inc (the Sponsor) a Delaware corporation having its principal offices at 414 N. Orleans St., Suite 502, Chicago, IL 60610 and GSG Enterprises LLC, having offices at                                         (the Consultant) shall become effective as of March 1, 2006.
The Consultant’s senior management is a recognized expert in the field of obstetrics and gynecology and has specific expertise that is of interest to CytoCore Inc. Such expertise may be of value to CytoCore Inc in the development of its systems and products. Consultant and its senior management have indicated that they are under no obligation to any third party which would prevent them from acting as a consultant to CytoCore Inc. CytoCore Inc is engaged in the pursuit of technical and commercial opportunities in the development of biological techniques and processes that relate to the collection, screening, and analysis of cellular material, either in-vivo or in-vitro, for the purpose of early detection of cancers (the “Field”).
In view of these premises and the mutual covenants contained herein, the consulting engagement shall be conducted according to the following terms and conditions:
1.	CytoCore Inc and Consultant are each independent contractors of one another, and this Agreement shall not be construed to constitute a partnership or joint venture between any of them or make any party the agent or employee of another. No party shall hold itself out contrary to the terms of this provision and no party shall become liable for any representation, act or omission of another party contrary to the terms hereof.

2.	The parties hereto intend to conduct their relationship in compliance with all applicable local, state and federal laws and regulations governing the performance of research and clinical investigations including, but not limited to, the Federal Food, Drug(s) and Cosmetic Act and regulations of the Food and Drug(s) Administration. CytoCore Inc shall comply with all laws, rules, regulations and common law relating to patient privacy and the confidentiality of medical information. Without limiting the foregoing, CytoCore Inc shall keep confidential and shall not use or disclose any “protected health information” as defined in the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. Section 1320d, et. seq. and regulations thereunder (collectively, "HIPAA”), except in accordance with authorization signed by the patient. CytoCore Inc shall not use any information obtained in connection with this Agreement to contact patient(s) or for marketing purposes.

3.	The parties hereto agree that all research involving Human Subjects must be approved by Institution’s Institutional Review Board (“IRB”) before it becomes effective or commences. Consultant shall obtain from each of the participants written informed consent in compliance with 21 CFR 50.20 through 50.27.

4.	Consultant will act as an independent consultant to CytoCore Inc in the Field and will provide services, advice and counsel, assistance in identifying problems, recommendations as to optimum solutions, and collaboration with and assistance to CytoCore Inc personnel or others employed or retained by CytoCore Inc relating to the development and marketing of products in the Field through its senior management.

5.	Consultant and its senior management will cause its senior management to act as advisor to the Director of the Medical Advisor to CytoCore lnc, which shall include participation in meetings of the Medical Advisory Board of CytoCore Inc, representation of CytoCore Inc on issues of medical importance, representation of CytoCore Inc at meetings with healthcare providers, including but not limited to government health entities, and attendance and representation of CytoCore Inc at other medical technology related meetings as required.

6.	Consultant and its senior management shall be indemnified in accordance with the terms and conditions of Articles 20-23, which together with the Research Protocol (Appendix A) shall become a part of this Agreement.

7.	Consultant shall commit the necessary time to those activities.

8.	Compensation for the services performed under this Agreement shall be paid by CytoCore Inc to Consultant at an annual rate of US Two Hundred Thousand Dollars (US$200,000) as follows:
i)	Forty-five US Thousand Dollars (US$45,000) paid every three months in advance, as of March 1, 2006.

ii)	Payments will be made by US check to GSG Enterprises LLC and sent on the assigned date by Federal Express to GSG Enterprises LLC, 25154 Beachwood Ohio 44122 USA.

iii)	US Five Thousand Dollars (US$5,000) provided as CytoCore Inc stock at a reduced market value for the same day by 50-30%, three months in advance, as of March 1, 2006.

iv)	Shares of Common Stocks will be issued to Consultant and sent on the assigned date by Federal Express to the Consultant at 25154 Beachwood Ohio 44122 USA.

v)	All payments are subject to an annual 4% increase during the life of the contract.
9.	All travel expense will be reimbursed within thirty (30) days after receipt of a written, itemized statement for any such expenses incurred in providing the above described consulting services. It is understood that airfare for domestic travel shall be at coach class rates, with reimbursement for upgrades provided as available, and all airfare for international travel shall be at business class rates.

10.	No other expenses will be incurred on behalf of CytoCore Inc. under this Agreement without the advanced consent of CytoCore Inc.

11.	Consultant’s role under this Agreement is as an independent consultant and it is understood that Consultant will not hold itself out as an agent of CytoCore Inc or any subsidiary or affiliate of CytoCore Inc without CytoCore Inc’s prior written consent.

12.	Prior to release, CytoCore Inc will provide Consultant with a review copy of all press releases, manuscripts, and other documents, which in any way use its or its senior management’s name or affiliation with CytoCore Inc. Consultant shall be afforded a reasonable period of time to comment on or request changes to such documents. Subsequent to the termination of this Agreement, CytoCore lnc will immediately cease to use the name of Consultant and any of its senior management in any form and Consultant will immediately cease any representations of its affiliation with CytoCore Inc.

13.	Except for obligations of confidentiality, the term of this Agreement shall commence on March 1, 2006 and run for ten (10) consecutive years. This Agreement may be terminated earlier by either party by providing thirty (30) days written notice to the other party and may be extended for additional periods by mutual agreement in writing. This Agreement shall be considered as automatically terminated in the event of the death or disability of senior management. Disability shall mean consulting services death or at any time that they have been incapacitated to the extent that senior management is incapable of rendering consulting services for a period of six (6) consecutive months.

14.	The Confidential Disclosure Agreement signed by CytoCore inc on January 27, 2006 is attached as Appendix B and is hereby made a part of this Agreement.

15.	The ownership of any inventions, whether or not patentable, relating to the Field, which are made in the performance of Consultant’s consulting services under this Agreement will be governed by the License Agreements between CytoCore Inc and University Hospitals of Cleveland signed on January 27 2006 and the existing License Agreement between Ampersand aka Molecular Diagnostics dba CytoCore Inc from February 24 1999 (updated January, 27 2006).

16.	Nothing in this Agreement nullifies any currently outstanding agreements between any member of Consultant’s senior management and CytoCore Inc regarding patents and inventions and related royalties agreements.

17.	Consultant shall not assign its rights to remuneration or delegate his obligations under this Agreement to a third party. CytoCore Inc shall not assign its rights or delegate its obligations under this Agreement without advanced written consent.

18.	This Agreement does not prevent Consultant from doing teaching, research, consulting, investigation and any other work for any other individual, institution, company, or corporation so long as it is not in the Field and does not conflict with his services under this Agreement or directly compete with products currently being developed by CytoCore Inc.

19.	Consultant and senior management of Consultant shall have the right, in their discretion, to publish freely, in scientific journals, the clinical data generated from the research. Consultant shall furnish CytoCore Inc with a copy of any proposed publication of material at least thirty (30) days in advance of the proposed publication date for the purpose of reviewing the proposed publication and agrees to consider, in good faith, any requested revisions to such publication. CytoCore Inc will provide comments in writing within thirty (30) days. CytoCore will be given the option of receiving acknowledgement in such publications for its sponsorship.

20.	CytoCore Inc agrees to indemnify, defend and hold harmless Consultant and its senior management from and against any claims, causes of action, investigations, suits, liability, damage, and costs (including attorney fees and court costs) that are based on or related in any way to (i) assertions of personal injury, death, and property damage sustained in connection with the Research Protocol, Equipment, Screening / Diagnostic Devices, Drug Delivery System, Research Drug(s), Research Materials or Protocol, (ii) assertions of product or other liability (strict or otherwise) related to the Research, Equipment, the Research Screening / Diagnostic Devices, Drug Delivery System, Research Drug(s) or Research Materials, (iii) assertions of intellectual property infringement arising out of or related to the Research, Equipment, the Research Screening / Diagnostic Devices, Drug Delivery System, Research Drug(s), Research Materials or Protocol, or (iv) any breach of this Agreement or violation of law by CytoCore Inc. CytoCore Inc will pay any such damages and costs of the Indemnitees, including all of their expenses and reasonable attorney’s fees incurred in connection with all such claims without regard to whether such claims, causes of actions, investigations or suits are rightfully or wrongfully brought and without, regard to any determination of liability. CytoCore will not indemnify Consultant or its senior management from claims or damages resulting from criminal or fraudulent acts.

21.	CytoCore Inc’s obligation to indemnify under Article 20 shall not extend to: (i) a failure by Consultant to substantially adhere to the terms of the Research Protocol, including amendments thereto, but excluding deviations from the terms of the Research Protocol that arise out of necessity; (ii) a failure by Consultant and its senior management to comply with applicable FDA or other governmental requirements; or (iii) a failure by Consultant and senior management to use universally-accepted medical standards to administer the Research Drug(s) according to the Protocol.

22.	Consultant will provide CytoCore Inc prompt notice of any claim for which indemnification will be sought, will cooperate in the investigation and defense of such claim, will permit CytoCore Inc to direct the defense of such claim, including the selection of counsel, and will not settle or compromise any such claim without CytoCore Inc’s prior written approval. CytoCore Inc shall reasonably consult with Consultant prior to settling claims. CytoCore Inc shall not, except with the consent of Consultant, consent to entry of any judgment or enter into any settlement that does not include an unconditional release, without fault, of the lndemnitees from all liability in respect of such claim or litigation.

23.	CytoCore Inc agrees to carry sufficient liability insurance during, and for a period of two (2) years after expiration of this Agreement to cover its indemnification and other obligations. Evidence of all required insurances shall be delivered to Consultant with a signed copy of this Agreement. CytoCore Inc certifies that it will not terminate or materially reduce such insurance coverage without 45 days advance written notice to Consultant.

24.	This Agreement incorporates the complete and entire understanding between Consultant and CytoCore Inc with respect to its services to CytoCore Inc during the term of this Agreement. This Agreement is independent of and does not supplant other License and Clinical Research Agreements between CytoCore Inc and University Hospitals of Cleveland, and between CytoCore and Consultant. This Agreement may not be amended, altered or modified in any way except in writing.
Attachments: Appendix A; Appendix B
Signatures

Robert McCullough CFO, CytoCore Inc	GSG ENTERPRISES LLC

Date:

By:

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